Filed Pursuant to Rule 424(b)(3)
SEC File #333-295692

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF AUGUST 13, 2026 THRU AUGUST 19, 2026
AND
AUGUST 20, 2026 THRU AUGUST 26, 2026

August 13, 2026 THRU August 19, 2026

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

August 20, 2026 THRU August 26, 2026

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase these securities in any jurisdiction where such offer or solicitation is unlawful. Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation ("1FFC") is not a bank. All offers and sales of our securities are made only by our Prospectus.1FFC's Investment offerings are not bank deposits or obligations, are not insured by the FDIC, SPIC, or any other Federal or State Agency, and are not otherwise guaranteed by a depository institution. Investors must rely solely on the company's ability to pay principal and interest on its securities. 1FFC is registered by the Securities and Exchange Commission ("SEC") in the United States of America and offers investment services and products including Commercial Paper debt securities, governed by United States Federal Law. 1FFC is authorized by the state of Georgia and South Carolina for other products only available in those states. 1FFC is not registered in any other jurisdiction and does not do business in California.  Past performance is not indicative of future results.
Prospectus Supplement Dated August 13, 2026